Exhibit 2.1
EXECUTION COPY
TRANSFER AGREEMENT
BY AND BETWEEN
HARBINGER GROUP INC.,
AND
HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,
DATED AS OF MARCH 7, 2011

EXHIBITS

Exhibit A	LLC Agreement Amendment
Exhibit B	Guaranty Indemnity
Exhibit C	Shareholders Agreement Deed of Adherence
SCHEDULES

TRANSFER AGREEMENT
THIS TRANSFER AGREEMENT, dated as of March 7, 2011 (this “Agreement”), is made by and between Harbinger Group Inc., a Delaware corporation (the “Company”), and Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted limited company (“Seller”).
RECITALS:
Seller is the record and sole beneficial owner of each of (a) all of the issued and outstanding Class A Shares (the “Shares”) of FS Holdco Ltd, a Cayman Islands exempted limited company (“FS Holdco”), and (b) a 100% membership interest (the “LLC Interest”) in Harbinger OM, LLC, a Delaware limited liability company (“HOM”).
FS Holdco is the record and beneficial owner of 100% of the ownership interest in Front Street Holdings Ltd, a Cayman Islands exempted limited company (“Holdings”), the sole asset of which is a 100% ownership interest in Front Street Re Ltd., a licensed Bermuda insurance company (“Front Street Re”). FS Holdco, Holdings and Front Street Re are referred to together as the “FS Companies” and are referred to together with HOM as the “Purchased Entities.”
HOM is a newly formed limited liability company that has entered into a First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “Old Mutual Purchase Agreement”), with OM Group (UK) Limited (“Old Mutual”), a private limited company incorporated in England and Wales, pursuant to which HOM will acquire (the “Acquisition”) all of the outstanding shares of capital stock of Old Mutual U.S. Life Holdings, Inc., a Delaware corporation (“OM U.S.”) on the terms and subject to the conditions specified therein.
The Old Mutual Purchase Agreement contemplates that a Subsidiary of OM U.S. will enter into a Reinsurance Transaction (as such term is defined in the Old Mutual Purchase Agreement) with Front Street Re.
A special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company, which consists solely of directors of the Company determined by the Board of Directors to be “independent” pursuant to the rules of the New York Stock Exchange has been authorized to review and provide a recommendation on the transactions contemplated herein pursuant to resolutions adopted by the board of directors of the Company on January 19, 2011; the Special Committee has approved the Transaction (as defined below), subject to approval of the Transaction by the Board of Directors.
The Board of Directors of the Company has approved the execution and delivery of, and the performance of the obligations under, this Agreement by the Company in order to (a) indirectly assume the rights and obligations of HOM under the Old Mutual Purchase Agreement and (b) to acquire the FS Companies and therefore to acquire, indirectly, the intangible assets of FS Holdco and Front Street Re, including the services and reinsurance expertise of the management of the FS Companies (the purchase of the Shares and the LLC Interest and the Ancillary Agreements, the “Transaction”).

In consideration for the sale of the Seller’s interest in the Purchased Entities to the Company, the Company has agreed to pay the Seller the Reimbursement Amount (as defined herein).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE TRANSACTION
Section 1.1 Closing.
(a) The closing of the Transaction (the “Closing”) shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York, 10022 on the second business day after the satisfaction or waiver of all of the conditions to the Closing set forth in Article V (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions), unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”
(b) At the Closing, (i) the LLC Interest shall be transferred from Seller to the Company free and clear of all Liens in exchange for good and valuable consideration including, but not limited to, the payment by the Company to Seller of the Reimbursement Amount as contemplated herein and the execution and delivery of the Guaranty Indemnity (as defined below), and (ii) the Shares shall be transferred from Seller to HOM free and clear of all Liens in exchange for good and valuable consideration including, but not limited to, the payment by the Company to Seller of the Reimbursement Amount as contemplated herein.
Section 1.2 Transactions to be Effected at the Closing.
(a) On the Closing Date:
(i) Seller and the Company shall execute and deliver an amendment to the limited liability company agreement of HOM (the “LLC Agreement”), substantially in the form of Exhibit A (the “LLC Agreement Amendment”), reflecting that the Company has replaced Seller as the sole owner of the LLC Interest;
(ii) the Company shall execute and deliver the Guaranty Indemnity, substantially in the form of Exhibit B (the “Guaranty Indemnity”);
(iii) Seller shall (A) deliver to HOM stock certificates representing the Shares properly endorsed or accompanied by duly executed stock powers and (B) instruct the Secretary or designated transfer agent of FS Holdco to update the stock ledger of FS Holdco to reflect the transfer of Shares described in clause (A);

(iv) HOM shall execute and deliver the Shareholders Agreement Deed of Adherence, substantially in the form of Exhibit C (the “Shareholders Agreement Deed of Adherence”); and
(v) each of the parties shall deliver to the other each of the documents, certificates and items required to be delivered pursuant to Article V.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to the Company that all of the statements contained in this Article II are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date.
Section 2.1 Ownership of the Shares and the LLC Interest.
(a) Seller is the record and beneficial owner of all of the Shares and the LLC Interest. Seller is, and will be as of the Closing, the sole owner of the LLC Interest, and Seller has, and will have as of the Closing, good and marketable title to the Shares, in each case free and clear of all Liens other than Permitted Liens. At the Closing, the LLC Interest shall be transferred to the Company and the Shares shall be transferred to HOM free and clear of all Liens other than the Permitted Liens.
(b) The Shares and LLC Interest have been duly authorized, and validly issued and, to the extent such concepts are applicable under applicable Law, are fully paid and non-assessable. Except for, in the case of the Shares, the FS Holdco Shareholders Agreement, and, in the case of the LLC Interest, the LLC Agreement, Seller is not a party to any Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, either the Shares or the LLC Interest.
(c) Seller has delivered or made available to the Company, prior to the execution of this Agreement, true, correct and complete copies of the Organizational Documents of the Purchased Entities and FS Holdco Shareholders Agreement, and each such instrument is in full force and effect and has not been amended or modified except as specifically set forth in the documentation delivered to the Company. None of Seller or any Purchased Entity is in violation of its respective Organizational Documents or the FS Holdco Shareholders Agreement in any material respect.
Section 2.2 Organization and Authority. Each of Seller and each Purchased Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite entity-level power (with respect to jurisdictions that recognize such concept), and authority and, except as otherwise provided in Section 2.3(b), has all requisite approvals from any Governmental Authorities to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary entity level action of each of Seller and each Purchased Entity. The Transaction Documents to which it is a party have been duly and validly executed and delivered by each of Seller and each Purchased Entity and, assuming due authorization, execution and delivery by the counter-parties thereto, is a legal, valid and binding obligation of Seller and each Purchased Entity party thereto, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 2.3 No Conflict; Required Filings or Consents.
(a) No Conflict. The execution, delivery and performance of the Transaction Documents to which it is a party by Seller and each Purchased Entity do not, and the consummation of the transactions contemplated thereby and compliance by Seller and each Purchased Entity with the provisions of the Transaction Documents to which it is a party will not, conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of Seller or any Purchased Entity or any restriction on the conduct of any of the businesses or operations of Seller or any Purchased Entity under (i) any of the Organizational Documents of Seller or any Purchased Entity, (ii) assuming the counter-parties thereto have duly executed and delivered the Transaction Documents, any Contract to which such Seller or any Purchased Entity is bound or (iii) any Permit or any Law applicable to Seller, any Purchased Entity or their respective properties or assets, in each case except (x) as have not impeded and would not reasonably be likely to impede the ability of any party hereto to consummate the transactions contemplated hereby or result in the creation of a material liability, Lien or other adverse claim against the Company, the LLC Interest, the Shares or any of the Purchased Entities, or (y) for any consents, waivers or approvals of any Governmental Authority required to be obtained in connection with the Old Mutual Purchase Agreement.
(b) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to Seller or any Purchased Entity in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the Transaction, except such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, (i) the failure of which to be made, obtained, performed or given have not impeded and would not reasonably be likely to impede the ability of any party hereto to consummate the transactions contemplated hereby or result in the creation of a material liability, Lien or other adverse claim against the Company, the LLC Interest, the Shares or any of the Purchased Entities, or (ii) that are required to be obtained in connection with the Old Mutual Purchase Agreement.

Section 2.4 Capital Structure and Activities of FS Companies.
(a) The authorized capital stock of FS Holdco consists of 500,000,000 shares, par value $0.0001 per share, divided into Class A Shares and Class B Shares. 100 Class A Shares and 11,249 Class B Shares are issued and outstanding and an additional 1,251 shares of Class B Shares are authorized and reserved for issuance. All of the issued and outstanding Class B Shares are currently held by the persons set forth on Schedule 2.4(a) in the amounts set forth on Schedule 2.4(a). No shares of FS Holdco capital stock are held in treasury. All of the Shares have been, and will be when transferred to HOM in accordance with the terms hereof, duly authorized, validly issued, free of pre-emptive rights and, to the extent such concepts are applicable under applicable Law, fully paid and non-assessable. Except as set forth in the preceding sentence or in the FS Holdco Shareholders Agreement, there are no (A) shares of capital stock of any FS Company authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or commitments of any character, relating to the issued or unissued capital stock of any FS Company, any obligation of any FS Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, any of the FS Companies or securities convertible into or exchangeable for such shares or equity interests, or to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or commitment or (C) outstanding contractual obligations of any FS Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, any FS Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.
(b) FS Holdco is the record and sole beneficial owner of all of the issued and outstanding shares of capital stock of Holdings and Holdings is the record and sole beneficial owner of all of the issued and outstanding shares of capital stock of Front Street Re. Other than as set forth in the preceding sentence, no FS Company beneficially owns, directly or indirectly, any securities or other beneficial ownership interests in any other Person. There are no outstanding contractual obligations of any FS Company to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any other Person.
(c) There are no contractual obligations for any FS Company to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of any FS Company under the Securities Act.
(d) No bonds, debentures, notes or other evidences of Indebtedness or other obligations of any FS Company having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for shares having the right to vote) on any matters on which stockholders may vote (“FS Voting Debt”) are issued or outstanding.
(e) Except for this Agreement, there are no securities, options, warrants, calls, rights, commitments, Contracts or undertakings of any kind to which any FS Company is a party or by which any of them is bound obligating any FS Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, FS Voting Debt or other voting securities of any FS Company, or obligating any FS Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract or undertaking.

(f) Other than the FS Holdco Shareholders Agreement, no FS Company is a party to any Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, any capital stock or other equity interest of any FS Company.
(g) FS Holdco was formed solely for the purpose of holding the ownership interest of Holdings and Holdings was formed solely for the purpose of holding the ownership interest of Front Street Re. None of the FS Companies, other than Front Street Re, has engaged in any other activity or incurred any liabilities other than those appurtenant to the foregoing. The FS Employment Agreements and the FS Holdco Shareholders Agreement are the only Contracts to which any FS Company is a party. The FS Holdco Shareholders Agreement and each FS Employment Agreement is in full force and effect and has not been amended or modified in any respect.
(h) Front Street Re has not engaged in any activity or incurred any liabilities other than (i) those appurtenant to the foregoing, (ii) actions in connection with its proposed conversion into a segregated accounts company and (iii) as set forth on Schedule 2.4(h) hereto. Schedule 2.4(h) includes, without limitation, reasonable detail concerning any bid made by Front Street Re for any reinsurance transaction.
Section 2.5 Capital Structure and Activities of HOM.
(a) The LLC Interest constitutes the entirety of the limited liability company interests of HOM. The LLC Interest is owned solely by Seller. The LLC Interest has been, and will be when transferred to the Company in accordance with the terms hereof, duly authorized ,validly issued and free of pre-emptive rights. Except as set forth in the first sentence of this Section 2.5(a), there are no (A) other limited liability company interests of HOM authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or commitments of any character, relating to the issued or unissued limited liability company interests of HOM, any obligation of HOM to issue, transfer or sell or cause to be issued, transferred or sold any limited liability company interests or other equity interest in, HOM or securities convertible into or exchangeable for such shares or limited liability or other equity interests, or to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or commitment or (C) outstanding contractual obligations of HOM to repurchase, redeem or otherwise acquire any shares of limited liability company interests or other equity interests of HOM or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.
(b) Other than its rights and obligations under the Old Mutual Purchase Agreement, (i) HOM does not beneficially own, directly or indirectly, any securities or other beneficial ownership interests in any other entity and (ii) there are no outstanding contractual obligations of HOM to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any other Person.

(c) There are no contractual obligations for HOM to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of HOM under the Securities Act.
(d) No bonds, debentures, notes or other evidences of Indebtedness or other obligations of HOM having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for shares having the right to vote) on any matters on which stockholders may vote (“HOM Voting Debt”) are issued or outstanding.
(e) Except for this Agreement, there are no securities, options, warrants, calls, rights, commitments, Contracts or undertakings of any kind to which HOM is a party or by which either of them is bound obligating HOM to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability company interests, HOM Voting Debt or other voting securities of HOM, or obligating HOM to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract or undertaking.
(f) Other than the LLC Agreement and the Old Mutual Purchase Agreement, HOM is not a party to any Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, any limited liability company interests or other equity interests of HOM.
(g) HOM was formed by Seller solely for the purpose of entering into the Old Mutual Purchase Agreement. HOM has not engaged in any other activity or incurred any liabilities, other than arising in connection with the Old Mutual Purchase Agreement, including the engagement of financial, legal, actuarial, accounting and other advisors in connection therewith. The Old Mutual Purchase Agreement is in full force and effect and, except for its amendment and restatement as of February 17, 2011, has not been amended, modified or terminated, and no right thereunder has been waived by HOM.
Section 2.6 Related Party Transactions. Other than this Agreement, the FS Holdco Shareholders Agreement, the LLC Agreement and the Guaranty Indemnity, none of the Seller or any of its Affiliates is party to any Contract with any of the Purchased Entities.
Section 2.7 Brokers and Advisors. Seller represents and warrants that, other than fees and expenses payable under the ML Agreement, which fees and expenses shall remain the obligation of Seller unless the ML Agreement is assigned to the Company pursuant to Section 4.5, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller and its Affiliates (other than the Company). For the avoidance of doubt, if the ML Agreement is assigned to the Company pursuant to Section 4.5, the fees and expenses payable thereunder shall become obligations of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Seller that all of the statements contained in this Article III are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date.
Section 3.1 Organization, Standing and Corporate Power; Organizational Documents; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority and all requisite approvals from any Governmental Authorities necessary to execute and deliver the Transaction Documents, to perform its obligations thereunder and consummate the transactions contemplated thereby.
Section 3.2 Authority; Requisite Corporate Approval; Voting Requirements; No Conflict; Required Filings or Consents.
(a) Authority. The Company has all requisite corporate power and authority to enter into each of the Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of each of the Transaction Documents to which it is a party, and the consummation by the Company of the Transaction, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or to consummate the Transaction. The Transaction Documents have been duly executed and delivered by the Company. Assuming the due authorization, execution, delivery and performance of the Transaction Documents by the other parties thereto, the Transaction Documents constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
(b) No Conflict. The execution, delivery and performance of each of the Transaction Documents to which it is a party by the Company do not, and the consummation by the Company of the Transaction and compliance by the Company with the provisions of each of the Transaction Documents to which it is a party will not, conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of the Company or any restriction on the conduct of any of the businesses or operations of the Company under (i) any of the Organizational Documents of the Company, (ii) any Contract to which the Company or any of its properties or assets are bound or (iii) any Company Permit or any Law applicable to the Company or its respective properties or assets, in each case except (x) as have not impeded and would not reasonably be likely to impede the ability of any party hereto to consummate the transactions contemplated hereby or result in the creation of a material liability, Lien or other adverse claim against the Company, the LLC Interest, the Shares or any of the Purchased Entities, or (y) for any consents, waivers or approvals of any Governmental Authority required to be obtained in connection with the Old Mutual Purchase Agreement.

(c) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transaction, except for (i) such reports under, or other applicable requirements of, the Exchange Act, the Securities Act and the rules of the NYSE as may be required in connection with this Agreement or the Transaction and (ii) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, (x) the failure of which to be made, obtained, performed or given have not impeded and would not reasonably be likely to impede the ability of any party hereto to consummate the transactions contemplated hereby or result in the creation of a material liability, Lien or other adverse claim against the Company, the LLC Interest, the Shares or any of the Purchased Entities, or (y) that are required to be obtained in connection with the Old Mutual Purchase Agreement.
Section 3.3 Accredited Investor; Acquisition for Own Account.
(a) Accredited Investor. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investments in the Shares and LLC Interest and is an “accredited investor” as defined in Rule 501 (without regard to Rule 501(a)(4)) of Regulation D, promulgated under the Securities Act.
(b) Acquisition for Own Account. The Shares and LLC Interest are being acquired for the Company’s own account and with no intention of distributing or reselling such Shares, LLC Interest or any part thereof in any transaction that would be in violation of the securities Laws of the United States and any state of the United States, without prejudice, however, to the rights of the Company at all times to sell or otherwise dispose of all or any part of such Shares or LLC Interest in a transaction that does not violate the Securities Act, under an effective registration statement under the Securities Act or under an exemption from such registration available under the Securities Act, and in compliance with other applicable state and federal securities Laws.
Section 3.4 Brokers and Advisors. The Company represents that, other than the fees and expenses of Gleacher & Company, which has acted as financial advisor to the Special Committee and whose fees and expenses shall remain the obligation of the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company, its Subsidiaries or their Affiliates.

ARTICLE IV
COVENANTS
Section 4.1 Conduct of FS Companies’ Business. Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, except as (a) otherwise expressly permitted or required under or by this Agreement or any Ancillary Agreement, (b) consented to by the Special Committee in writing or (c) required by any Law or any agreement to which any of the FS Companies is party, the Seller shall not, and shall cause the FS Companies not to, take any action or fail to take any action, that if taken or failed to be taken during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, would (or which would be reasonably expected to) materially delay or impede the consummation of the Transaction or result in a breach of any representation, warranty or covenant in this Agreement. Without limiting the generality of the foregoing, the Seller shall not, and shall cause HOM not to, agree to any amendments or modifications to the Old Mutual Purchase Agreement or the transactions contemplated thereby.
Section 4.2 Public Announcements. Each party hereto agrees that it shall not, and shall cause its Affiliates and representatives not to, issue or cause the publication of any press release or other public statement or any written communications to investors with respect to this Agreement or the Transaction without the prior written consent of the other party hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure (a) is required (i) by applicable Law, (ii) by the rules of any applicable national securities exchange or (iii) to comply with the disclosure requirements of the SEC or applicable insurance regulatory agency, in which case the party making such determination will use its reasonable best efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance or (b) contains only information that has already been included in a prior public statement made in accordance with this Section 4.2 and such party has provided the other parties hereto with advance notice of such press release or public announcement.
Section 4.3 Reasonable Best Efforts.
Each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction. In furtherance and not in limitation of the foregoing, the Company and Seller shall as promptly as practicable after the date of this Agreement (i) make all necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under any other Competition Laws relating to the Transaction, (ii) use their reasonable best efforts to obtain all other necessary actions, waivers, consents, licenses or permits, as applicable, authorizations, Orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (iii) execute, deliver and perform any such additional instruments reasonably necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and (iv) use their reasonable best efforts to provide all such information concerning such party, its Subsidiaries, its Affiliates and its and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 4.3.

Section 4.4 Proposed Reinsurance Transaction. Within 45 days of the closing of the acquisition of OM U.S. pursuant to the Old Mutual Purchase Agreement the Special Committee shall make a final determination, in the Special Committee’s sole discretion, as to whether to approve or disapprove each of (a) the Reinsurance Transaction and (b) an Investment Management Agreement (the “Investment Management Agreement”) among OM Financial Life Insurance Company (“OMFLIC”), Front Street Re and Seller (the “Investment Manager”) for the management of assets to be transferred by OMFLIC to Front Street and/or placed by OMFLIC in a funds withheld account in connection with the Reinsurance Transaction. The Investment Management Agreement would contemplate that the amount of assets to be managed by the Investment Manager would initially have a value of up to $1 billion, as mutually agreed by the parties thereto. The Company further agrees that in connection with the Special Committee’s review of the Reinsurance Transaction and the Investment Management Agreement, the Special Committee will not propose any term or condition for inclusion therein that (i) is inconsistent with the term sheet attached as Exhibit K to the Old Mutual Purchase Agreement in any respect that would have an adverse economic effect on Old Mutual, or (ii) is inconsistent therewith in any material respect unless (in the case of the preceding clause (ii)), Old Mutual has determined that such proposed terms or conditions would not make receipt of any required governmental approval materially less likely. Notwithstanding anything to the contrary herein or in the Old Mutual Purchase Agreement, the Special Committee shall be under no obligation to approve either the Reinsurance Transaction or the Investment Management Agreement, and the Special Committee’s failure to approve either the Reinsurance Transaction or the Investment Management Agreement shall not be considered a breach of this Agreement and shall not create any liability by the Company or any of its Affiliates to the Seller or any of the Seller’s Affiliates.
Section 4.5 ML Agreement. Seller hereby covenants to use its reasonable best efforts to assign all of its rights and obligations under the ML Agreement to the Company as soon as practicable. The Company agrees to assume all of the Seller’s rights and obligations under the ML Agreement. Any fees and expenses in connection with such assignment shall be borne by the Company.
Section 4.6 Reinsurance Transaction Expenses. Prior to the closing under the Old Mutual Purchase Agreement, Seller shall deliver to HOM documentation relating to any Incurred Costs that are in connection with the Reinsurance Transaction and are in excess of the Reimbursement Amount, and HOM shall submit such documentation to Old Mutual pursuant to Section 12.1 of the Old Mutual Purchase Agreement. HOM shall direct Old Mutual to reimburse Seller for such documented expenses pursuant to Section 12.1 of the Old Mutual Purchase Agreement or, if such reimbursement is received by HOM, HOM shall remit the full amount thereof to Seller promptly upon receipt.
Section 4.7 Payment of Reimbursement Amount On the closing date of the sale and purchase of OM U.S. by HOM pursuant to the Old Mutual Purchase Agreement, the Company shall deliver to Seller the Reimbursement Amount in cash, by cashier’s check or certified check or by wire transfer of immediately available funds to an account designated by Seller.

Section 4.8 Return of Shares. In the event the Old Mutual Purchase Agreement is terminated, the Company may, at its option, cause HOM promptly to transfer to Seller, and Seller shall accept any such transfer of, the Shares free and clear of any Liens other than Permitted Liens and Seller shall reimburse the Company for any costs and expenses of the FS Companies paid or payable by the Company (“FS Companies Expenses”) with respect to the period from the Closing to the date of such transfer. Each of Seller and the Company shall execute and deliver, or cause to be executed and delivered, such documents, agreements and other instruments and shall take, or cause to be taken, such further actions as may be reasonably necessary to carry out the transfer of the Shares to Seller to the extent required pursuant to this Section 4.8.
Section 4.9 Further Assurances. Seller agrees to provide such assistance as may be reasonably requested by the Company and its Affiliates in any ongoing discussions or contacts with Old Mutual or its Affiliates relating to the Old Mutual Purchase Agreement or the Transactions Contemplated thereby (including the Reinsurance Transaction). The Company shall reimburse Seller for any reasonable and documented out-of-pocket fees and expenses incurred by Seller in connection with the cooperation contemplated by this Section 4.9.
ARTICLE V
CONDITIONS PRECEDENT
Section 5.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each party to effect the Transaction is subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:
(a) Governmental Consents and Approvals. All filings with, and all consents, approvals and authorizations of, any Governmental Authority required to be made or obtained by Seller, the Company or any of their respective Subsidiaries to consummate the transactions to occur at the Closing, shall have been made or obtained, except for those the failure of which to be made or obtained have not impeded, and would not reasonably be likely to impede, individually or in the aggregate, the ability of any party hereto to consummate the transactions contemplated hereby or result in the creation of a material liability, Lien or other adverse claim against the Company, the LLC Interest, the Shares or any of the Purchased Entities.
(b) No Injunctions or Restraints. No Order, Law or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal or enjoins the consummation of the Transaction.
Section 5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. With respect to the Closing, the representations and warranties set forth in Article II shall be true and correct in all material respects (without “double counting” for representations and warranties qualified as to materiality) on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.
(b) Performance of Obligations of Seller. Seller shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the date of the Closing.
Section 5.3 Additional Conditions to Obligations of Seller. The obligations of Seller to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties set forth in Article III shall be true and correct in all material respects (without “double counting” for representations and warranties qualified as to materiality) on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.
(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
ARTICLE VI
TERMINATION
Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing by action taken or authorized by the board of directors (or other similar governing body) of the terminating party or parties:
(a) by mutual written consent of the Company and Seller; or
(b) by any party hereto upon the termination of the Old Mutual Purchase Agreement.
Section 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, then except as provided in Section 4.8, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties; provided, that nothing herein shall relieve any party from liability for any willful and material breach of any covenant or agreement of such party contained herein or any willful and material breach of any representation or warranty of such party contained herein.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION
Section 7.1 Survival. The representations, warranties, covenants and obligations in this Agreement shall survive the Closing Date. A claim for indemnification relating to the representations and warranties in this Agreement may be made at any time prior to the date that is eighteenth months following the Closing (the “Survival Termination Date”); provided that a claim relating to Sections 2.1, 2.2, 2.4, 2.5, 3.1 and 3.2 (the “Fundamental Representations”) or to any agreements or covenants to be performed following the Closing may be made at any time. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect any waiving parties’ rights to indemnification.
Section 7.2 The Seller’s Agreement to Indemnify. Subject to Sections 7.1 and 7.3, upon the terms and subject to the conditions of this Article, the Seller will indemnify and hold harmless the Company and its officers, directors, members, partners, employees, Affiliates (other than the Seller) and agents (collectively, the “Company Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all demands, claims, actions or other causes of action, assessments, losses, damages, liabilities, diminution in value, costs and expenses, including, without limitation, taxes, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”) asserted against, relating to, imposed upon, or incurred by the Company or any Company Indemnified Parties arising from or in connection with: (i) a breach of any representation of the Seller contained in or made pursuant to this Agreement, or (ii) the non-fulfillment of any agreement or covenant of the Seller contained in or made pursuant to this Agreement (collectively, the matters in clauses (i) and (ii), “Company Claims”).
Section 7.3 The Seller’s Limitation of Liability.
(a) Except as provided for below, the obligation of the Seller to Indemnify the Company Indemnified Parties shall be limited to the Reimbursement Amount in the aggregate (the “Cap”), and the Seller shall not be liable for any such Damages for breaches of representations or warranties by the Seller except to the extent they exceed in the aggregate $250,000 (the “Basket”), in which event the Seller shall be liable only for such Damages that exceed the Basket. Notwithstanding the foregoing, neither the Cap nor the Basket shall limit the Indemnified Party’s right to Damages arising from or in connection with (i) any Company Claims arising out of a breach of a Fundamental Representation and (ii) a breach of any agreement or covenant to be performed by the Seller.
(b) The amount of any Damages incurred or suffered by a person shall be reduced by any insurance proceeds and other third party recoveries that such person is entitled to receive in connection with the breach, failure or other event that gave rise to such Damages (net of any costs incurred by such person in connection with the collection of such insurance proceeds and the present value of any increase in premiums resulting therefrom).

(c) The amount of any Damages incurred or suffered by any person shall be reduced by any tax benefit (or increased by any tax cost) actually realized as a result of or related to any such Damages (if and when received and treating any such benefit as the last item of deduction for the applicable tax year). Such tax benefit or cost shall be calculated using the highest marginal rate of federal and State tax, taking into account all of the States in which the person receiving the tax benefit or suffering the tax cost does business. The amount of any such tax benefit or tax cost is to be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Damages.
(d) Nothing in this Agreement shall limit or restrict any of the Company Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon actual fraud by the Seller.
Section 7.4 The Company’s Agreement to Indemnify. Upon the terms and subject to the conditions of this Article, the Company will indemnify, defend and hold harmless the Seller and its respective officers, directors, members, trustees, shareholders, partners, employees, Affiliates (other than the Company and its Subsidiaries) and agents (collectively, the “Seller Indemnified Parties”) at any time after the Closing, from and against and shall reimburse such persons for, any and all Damages asserted against, relating to, imposed upon or incurred by the Seller Indemnified Parties or any of them arising from or in connection with: (i) a breach of any representation of the Company contained in or made pursuant to this Agreement, or (ii) the non-fulfillment of any agreement or covenant of the Company contained in or made pursuant to this Agreement (unless the breach resulted from an action of a Seller Indemnified Party). Nothing in this Agreement shall limit or restrict any of the Seller Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon actual fraud by the Company.
Section 7.5 Claim Procedures.
(a) If Person is entitled to indemnification under this Article VII (the “Indemnified Party”), such Person may make a claim under this Article VII (a “Claim”), by delivering to the party required to provide indemnification hereunder (the “Indemnifying Party”) prompt written notice of such Claim (the “Claims Notice”), which notice shall specify in reasonable detail the basis of such Claim and the facts pertaining thereto, and indicating the sections of this Agreement allegedly breached which are the basis for such Claim and the best estimate of the amount to the extent determinable or estimable as of the date of such Claims Notice of the Damages that have been or may be suffered by the Indemnified Party; provided that the failure to so notify any Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent such failure shall have actually prejudiced such Indemnifying Party.
(b) In the case of any Claim that is not a Third-Party Claim, the Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is received by the Indemnifying Party. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice. If the

Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or by written notice to the Indemnified Party, then the amount of Damages, to the extent known at the time, set forth in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay in cash within fifteen (15) days after the last day of the applicable Response Period the amount of Damages due pursuant to this Article VII. If the Indemnifying Party delivers a Claim Response not relating to a Third-Party Claim within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnified Party shall promptly meet and act in good faith to settle the dispute for a period of no more than thirty (30) days before otherwise seeking to enforce their respective rights under this Article VII.
Section 7.6 Third-Party Claim.
(a) In the event any claim for indemnification under this Article VII is based on a claim asserted by a third party (i.e., a Person other than a party hereto or its Affiliates or agents), including any derivative or other Claims brought on behalf of an Indemnified Party (a “Third-Party Claim”), the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice, in which the Indemnifying Party acknowledges its obligation to indemnify and hold harmless the Indemnified Party in full, to assume and conduct the defense of the underlying Third-Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assume control of the defense, which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of any Third-Party Claim and shall pay the reasonable fees and out-of-pocket expenses of a single counsel retained by all such Indemnified Parties with respect to such Third-Party Claim if: (i) the Third-Party Claim seeks non-monetary, equitable or injunctive relief, (ii) alleges violations of criminal law, or (iii) includes as the named parties in any such Third-Party Claim both an Indemnified Party and an Indemnifying Party, and either a defense is available to an Indemnified Party that is not available to an Indemnifying Party or applicable ethical guidelines provide that, in either case, it would be inappropriate to have the same counsel represent both parties. If the Indemnifying Party has assumed such defense as provided in this Section 7.6(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any Third-Party Claim in accordance with this Section 7.6(b), the Indemnified Party may continue to defend such claim at the reasonable cost of the Indemnifying Party and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim at the Indemnifying Party’s sole cost and expense.
Section 7.7 Settlement.
(a) If the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 7.6(b), or is not entitled to do so, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(b) If the Indemnifying Party assumes and conducts the defense of the Third-Party Claim in accordance with Section 7.6(b), the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim that: (A) involves any action by the Indemnified Party other than the payment of money (which is paid in full by the Indemnifying Party), (B) provides for injunctive or other non-monetary relief affecting the Indemnified Party, or (C) does not grant an unconditional release of the Indemnified Party from all liability with respect to such Third-Party Claim.
(c) In any Third-Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers. The Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party and its representatives all books and records of the Indemnified Party relating to such Third-Party Claim and shall cooperate with the Indemnifying Party in the defense of the Third-Party Claim, including by making available personnel as witnesses in connection with any action.
Section 7.8 Exclusive Remedy. The provisions for indemnification set forth in this Article VII are the exclusive remedies for damages caused as a result of breaches of the representations, warranties and covenants contained in this Agreement, it being understood that the remedies of injunction and specific performance shall remain available to the parties hereto. In this regard, the parties hereto waive and relinquish any and all other remedies for damages to the extent such claim is based upon breaches of the representations, warranties and covenants contained in this Agreement. Subject to the limitations and conditions hereinabove set forth, an Indemnifying Party under this Article VII shall not be liable for any duplicative damages, or punitive or exemplary damages or lost profits with respect to any indemnity claim; provided however, that such limitation on punitive or exemplary damages or lost profits imposed by this sentence shall not apply to an indemnification claim brought against an Indemnifying Party by an Indemnified Party in respect of a Third-Party Claim if and to the extent the third party bringing such Third-Party Claim itself recovers punitive or exemplary damages or lost profits and such Damages would, but for this Section 7.8, be required to be indemnified by the Indemnified Party pursuant to this Article VII.
Section 7.9 Special Committee Responsibility. Notwithstanding any other provision of this Agreement, any decision to be made by the Company pursuant to this Article shall be made at the sole discretion of the Special Committee or, if the Special Committee is no longer standing, by a special committee of the Board of Directors to consist solely of all of the directors of the Company determined by the Board of Directors to be “independent” pursuant to the rules of the NYSE.

ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to the Company, to:
Harbinger Group Inc. 450 Park Avenue, 27th Floor New York, NY 10022 Fax No: (212) 906-8559 Attention: Francis T. McCarron
with a copy (which shall not constitute notice hereunder) to:
Kaye Scholer LLP 425 Park Avenue New York, NY 10022 Fax No.: (212) 836-6685 Attention: Lynn Toby Fisher, Esq.
and
Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, NY 10022 Fax No.: (212) 230-8888 Attention: Andrew E. Nagel, Esq.
(b)	if to Seller, to:
c/o Harbinger Capital Partners LLC 450 Park Avenue, 30th Floor New York, NY 10022 Fax No: (212) 658-9311 Attention: Robin Roger, General Counsel

with a copy (which shall not constitute notice hereunder) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Fax No.: (212) 909-6836 Attention: Nicholas F. Potter
Section 8.2 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that for the purposes of this Agreement the Company shall be deemed not to be an Affiliate of Seller.
“Ancillary Agreements” means the LLC Agreement Amendment, the Shareholders Agreement Deed of Adherence and the Guaranty Indemnity.
“Contract” means any binding agreement arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense, whether written or oral.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FS Holdco Shareholders Agreement” means the Shareholders Agreement, dated as of July 14, 2010, by and among Seller and the other shareholders of FS Holdco identified therein.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof, including but not limited to the Maryland Insurance Administration, New York State Insurance Department and Bermuda Monetary Authority.
“Incurred Costs” means all documented costs and expenses incurred by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) in connection with the Transaction, including, for the avoidance of doubt, such costs and expenses incurred in connection with the transactions contemplated under the Old Mutual Purchase Agreement and the Reinsurance Transaction.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements, and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.
“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.
“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, proxy, power of attorney, voting trust or agreement, or encumbrance of any kind in respect of such asset.
“ML Agreement” means the letter agreement dated June 22, 2010 between Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Seller.
“NYSE” means the New York Stock Exchange.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
“Organizational Documents” means, with respect to any Person, the certificate of incorporation and by-laws, certificate of formation, limited liability company agreement or similar organizational documents of such Person, as amended and currently in effect.
“Permit” means all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons.
“Permitted Liens” means any Liens created by (a) the FS Holdco Shareholders Agreement or the Old Mutual Purchase Agreement, (b) the Organizational Documents of FS Holdco or HOM, as applicable, and (c) applicable state and federal securities Laws.
“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.
“Reimbursement Amount” means (a) Incurred Costs in excess of $5,000,000, provided that the Reimbursement Amount shall not exceed the excess of $13,300,000 over any amount paid or payable by the Company pursuant to the ML Agreement minus (b) any FS Companies Expenses (to the date of the closing under the Old Mutual Purchase Agreement).

“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity. For the avoidance of doubt, Holdings and Front Street Re is each a Subsidiary of Holdco.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Ancillary Agreements and all other agreements, certificates, instruments, documents and writings executed and delivered by the Company or Seller in connection with the Transaction.
Section 8.3 Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:
(a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.
(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.
(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States.
(h) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.
(i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.
(k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.
(l) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and shall also be deemed to include all rules and regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein.
Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.
Section 8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (including the confidentiality agreements entered into in contemplation of the Transaction) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.6 Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.
Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.8 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect of this Agreement, the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in any state or federal court located in New York, New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transaction, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.8, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Transaction or the subject mater hereof, may not be enforced in or by such courts.
Section 8.9 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

Section 8.10 Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties hereto may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 8.10 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement may be amended at any time by the mutual written agreement of the Company and Seller. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.11 Waiver of Jury Trial. EACH OF SELLER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION OR THE ACTIONS OF SELLER AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
Section 8.12 Specific Performance. The parties agree that irreparable damage would occur and that Seller and the Company would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by Seller or the Company. It is accordingly agreed that Seller and the Company shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in New York, New York, this being in addition to any other remedy to which they are entitled at Law or in equity.
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IN WITNESS WHEREOF, the Company and Seller have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

HARBINGER GROUP INC.
By:	/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President and Chief Financial Officer

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners LLC,
its investment manager

By:	/s/ Robin Roger
	Name:	Robin Roger
	Title:	General Counsel and Managing Director

[Signature Page to Transfer Agreement]